Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FINCH THERAPEUTICS GROUP, INC.

Finch Therapeutics Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	The name of the Corporation is: Finch Therapeutics Group, Inc.

SECOND:	The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on September 21, 2017 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended and restated by the Amended and Restated Certificate of Incorporation filed on March 23, 2021 (the “Amended and Restated Certificate of Incorporation”).

THIRD:	This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:	The Amended and Restated Certificate of Incorporation is hereby amended by deleting subsection A of Article IV in its entirety and replacing it as follows:

“A. That, effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), every thirty shares of the Corporation’s common stock, $0.001 par value per share (the “Common Stock”), issued and outstanding prior to the Effective Time, without further action, will be combined into and automatically become one share of issued and outstanding Common Stock of the Corporation (such reclassification and combination of shares, the “Reverse Stock Split”). The Corporation will not issue fractional shares on account of the Reverse Stock Split; all shares that are held by a stockholder as of the Effective Time shall be aggregated and each fractional share resulting from the Reverse Stock Split shall be entitled to receive an amount in cash equal to the fair market value of such fractional share as of the Effective Time, as determined in good faith by the Board of Directors (as defined below). The total number of shares of stock which the Corporation shall have authority to issue is two hundred ten million (210,000,000) shares, consisting of two hundred million (200,000,000) shares of Common Stock and ten million (10,000,000) shares of the Corporation’s preferred stock, par value $0.001 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of June 9, 2023.

FINCH THERAPEUTICS GROUP, INC.

By:	/s/ Matthew P. Blischak
Name: Matthew P. Blischak
Title: Chief Executive Officer